FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is effective as of October 22, 2018 (the “Effective Date”), by and among each of BLACKROCK VARIABLE SERIES FUNDS, INC. AND BLACKROCK VARIABLE SERIES FUNDS II, INC., each an open-end management investment company (each, the “Fund”), BLACKROCK INVESTMENTS, LLC (“BRIL” or the “Underwriter), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and STATE FARM LIFE INSURANCE COMPANY, a life insurance company incorporated under the laws of the state of Illinois (the “Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A, as may be amended from time to time (each separate account hereinafter referred to individually as an “Account” and collectively as the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Fund has filed a registration statement with the Securities and Exchange Commission (the “SEC”) to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the “Participating Insurance Companies”); and

WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the 1934 Act, is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and acts as principal underwriter of the shares of the Fund; and

WHEREAS, the capital stock of the Fund is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the several series of shares of the Fund offered now or in the future by the Fund to the Company and the Accounts are described on Schedule B attached hereto (each, a “Portfolio,” and, collectively, the “Portfolios”); and

WHEREAS, the Fund has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Mixed and Shared Funding Order”); and

WHEREAS, BlackRock Advisors, LLC (“BAL”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the Fund’s investment adviser; and

WHEREAS, the Company has registered or will register under the 1933 Act, unless exempt from registration, certain variable life insurance policies and/or variable annuity contracts funded or to be funded through one or more of the Accounts (the “Contracts”), which Contracts the Company has sold or may sell to owners of the Contracts (“Contract Owners”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Fund intends to sell such Shares to the relevant Accounts at such Shares’ net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1

Sale of the Fund Shares

1.1        BRIL hereby appoints the Company as its agent for the limited purpose of accepting orders for an Account, and the Company hereby accepts such appointment. The Company shall have no authority to act as agent for the Fund, the Underwriter or BAL (collectively, “Fund Parties”) for any other purpose. The Company may delegate any or all of its obligations hereunder to any affiliate of the Company subject to the Company determining that each such affiliate is capable of performing the obligations and the Company taking such measures as may be necessary to ensure that such affiliate performs the obligations in accordance with the terms of this Agreement. To the extent the Company wishes to delegate any or all of its obligations hereunder to any third party that is not an affiliate of the Company, the Company may do so only after receiving the written permission of BRIL. In either case, the Company shall be responsible for any conduct (including inaction) of such delegate in connection with this Agreement to the same extent as if such conduct (including inaction) were that of the Company.

1.2        (a) Subject to the terms of this Article 1, the Fund shall make Shares of the Portfolios available to the Accounts, and the Company shall engage in transactions with respect to such Shares, at net asset value in accordance with the terms of this Agreement, any operational procedures mutually agreed to by the Fund and the Company from time to time, and the then-current prospectuses and statements of additional information of the Portfolios (collectively, the “Prospectus”). Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. Notwithstanding the foregoing, the Fund may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund acting in good faith, necessary or appropriate in the best interests of the shareholders of such Portfolio. The Fund may require the Company to refuse redemption orders for a Portfolio if permitted by the Fund’s Prospectus or if the Fund has suspended redemptions with respect to such Portfolio in accordance with Section 22(e) of the 1940 Act, Rule 2a-7 under the 1940 Act or any other applicable rule or regulation. Fund Parties shall have no liability for any such action.

(b) It is understood that for purposes of this Agreement, an exchange involves a redemption order and a purchase order for Shares of a Portfolio.

1.3      (a) Fund/SERV Transactions. If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) or any other NSCC service, the following provisions shall apply:

The Company and the Fund or its designee will each be bound by the rules of the National Securities Clearing Corporation (“NSCC”) and the terms of any NSCC agreement filed by it or its designee with the NSCC. Without limiting the generality of the following provisions of this section, the Company and the Fund or its designee will each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV, the Mutual Fund Profile Service, the Networking Matrix Level utilized and any other relevant NSCC service or system (collectively, the “NSCC Systems”).

Any information transmitted through the NSCC Systems by any party or its designee to the other or its designee and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party or its designee will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC Systems and to limit the access to, and the inputting of data into, the NSCC Systems to persons specifically authorized by such party.

On each day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC (“Business Day”), the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company by the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (the “Close of Trading”) on the Business Day. The Company shall communicate to the Fund or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 7:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) (the “Fund/SERV Transactions Deadline”) on the Business Day following the Trade Date. All such aggregated orders communicated to the Fund or its designee by the Fund/SERV Transactions Deadline on the Business Day following the Trade Date shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date.

All orders received by the Company after the Close of Trading on a Business Day shall not be aggregated with Orders received by the Company prior to the Close of Trading on such Business Day and shall be communicated to BRIL or its designee as part of an aggregated order no sooner than after the FUND/SERV Transactions Deadline or such other time as may be agreed by the parties from time to time) the following Business Day.

Cash settlement shall be transmitted on the next Business Day following the Trade Date pursuant to the normal NSCC settlement process. In the case of delayed settlement, the Fund or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Unless otherwise informed in writing, such redemption wires should be sent to an account specified by the Company and agreed to by Fund Parties.

1.3        (b) Manual/File Transfer Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

Next Day Transmission of Orders. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company by the Close of Trading on such Business Day. By 7:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) (the “Manual Transactions Deadline”) on the next following Business Day, the Company shall communicate to the Fund or its designee by facsimile or, in the Company’s discretion, by telephone, file transfer or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day. All orders communicated to the Fund or its designee by the Manual Transactions Deadline on the Business Day following the Trade Date shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date.

All orders received by the Company after the Close of Trading on a Business Day shall not be aggregated with orders received by the Company prior to the Close of Trading on such Business Day and shall be communicated to BRIL or its designee as part of an aggregated order no sooner than after the Manual Transactions Deadline (or such other time as may be agreed by the parties from time to time) the following Business Day.

Purchases. The Company will use commercially reasonable efforts to transmit each purchase order to the Fund or its designee in accordance with written instructions provided by the Fund or its designee to the Company. The Company will use commercially reasonable efforts to initiate by wire transfer to BRIL or its designee through the Federal Reserve Wire Transfer System (the “Fedwire System”) purchase amounts prior to 1:00 p.m. Eastern Time on the next Business Day following the Trade Date.

Redemptions. The Company will use commercially reasonable efforts to transmit each redemption order to the Fund in accordance with written instructions provided by the Fund or its designee to the Company. With respect to redemption orders placed by the Company by 7:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next Business Day following the Trade Date, the Fund or its designee will use commercially reasonable efforts to initiate by wire transfer to the Company proceeds of such redemptions no later than the close of the Fedwire System on the next Business Day following the Trade Date.

Unless otherwise informed in writing, such redemption wires should be sent to an account specified by the Company and agreed to by Fund Parties, which consent shall not be unreasonably withheld.

1.3        (c) All Transactions.

The Company shall be responsible for the accuracy and completeness of any orders submitted by it through any means. All orders are subject to acceptance by the Fund or its designee and become effective only upon confirmation by the Fund or its designee.

Orders placed by the Company on an as-of basis subsequent to the Trade Date for the Order, including post-settlement trade correction orders (hereinafter defined as an “As-of Order”), shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto. The Company shall be responsible for any loss or liability to Fund Parties or any of their respective affiliates, including any costs or expenses incurred by any of them, caused by an As-of Order and will promptly pay any such amount to Fund Parties upon demand therefor. The Company agrees that any gains from one As-of Order shall not be netted against losses generated from another.

1.4 Subject to this Article 1, the Fund will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account pursuant to a redemption order meeting the requirements of this Agreement at net asset value in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and the provisions of the Prospectus of the Portfolios. In no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

1.5         (a) The Company represents and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received after the Close of Trading from being aggregated with orders received before the Close of Trading and to minimize errors that could result in late transmission of orders. Orders received by the Company before the Close of Trading are eligible to receive that Business Day’s net asset value, and orders received by the Company after the Close of Trading are eligible to receive the next Business Day’s net asset value.

(b)    The Fund may reject purchase and redemption orders which are not in the form prescribed in the Fund’s Prospectus. In the event that the Company and the Fund agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible for confirming that any communication sent by the Company was in fact received by the Fund or its designee, in proper form and in accordance with the terms of this Agreement. The Fund and its agents or designees shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, instructions reasonably believed by them to be from individuals authorized to act on behalf of the Company.

1.6        In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Fund or its designee pursuant to this Article 1, the Company shall hold Fund Parties harmless from any losses reasonably sustained by Fund Parties as the result of acting in reliance on such purchase order. In the event that the Fund or its designee shall fail to pay in a timely manner for any redemption order validly received by the Fund or its designee pursuant to this Article 1, the Fund or its designee shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

1.7        Issuance and transfer of Shares of the Portfolios will be by book entry only. Share certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in the appropriate title for each Account or the appropriate sub-account of each Account.

1.8        The Fund or its designee shall use commercially reasonable efforts to furnish same day written notice by email to the Company of the declaration of any income, dividends or capital gain distribution payable on Shares. The Company hereby elects to receive all such income, dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio, unless the Fund or its designee is otherwise notified in writing by the Company. The Fund shall notify the Company in writing by email of the number of Shares so issued as payment of such income, dividends and distributions.

1.9         (a) The Fund shall use commercially reasonable efforts to make the net asset value per Share for each Portfolio available to the Company on a daily basis after the Close of Trading and by 7:00 p.m. Eastern Time.

(b)      If the Fund provides materially incorrect net asset value information, in conformity with an industry standard process based on SEC guidelines, it shall make an adjustment to the number of Shares purchased or redeemed for any affected Account to reflect the correct net asset value. Any material error in the calculation or reporting of net asset value, dividend or capital gains information shall be reported promptly upon discovery to the Company through Advisor Central, the NSCC System(s), Back-Office Communication, or such other procedure mutually agreed to by the Fund and the Company from time to time. If a material error is the result of negligence of Fund Parties or their agents, in addition to any other remedies available to the Company in connection with any such material error, BRIL or its designee shall reimburse the Company for its direct costs associated with reprocessing, subject to a limit of $1000 per day, not to exceed $5000 per occurrence.

1.10    The Fund agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.11    The Fund agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article 4 of this Agreement.

1.12 The Fund reserves the right to reject any purchase orders, including exchanges, for any reason, including if the Fund, in its sole opinion, believes the Company or any of the Company’s Contract Owners is engaging in short-term or excessive trading into and out of a Portfolio or otherwise engaging in trading that may be disruptive to a Portfolio, other than a money market Portfolio (“Market Timing”). In addition, in the event that the Company or any of its Contract Owners are determined by the Fund, in its sole opinion, to be engaged in Market Timing, the Fund may terminate this Agreement, suspend the Company’s trading privileges, cancel any order and/or take other appropriate actions that the Fund, in its sole discretion, may determine. Fund Parties will not be responsible for any losses that the Company, the Account or the Contract Owners may suffer as a result of any of the foregoing actions. In the event a trade is cancelled for any reason other than for Fund Parties’ material breach of this Agreement or negligence, the Company agrees to be responsible for any loss or liability resulting to the Fund Parties or any of their respective affiliates, including any costs and expenses incurred by any of them, and shall promptly pay any such amount to the Fund or BRIL upon demand therefor. The Company and the Account shall not be entitled to retain any gains generated thereby.

1.13    The Company agrees to cooperate with the Underwriter and the Fund to monitor for Market Timing by its Contract Owners, to provide such relevant information about Market Timing to the Fund as it may reasonably request, including but not limited to such Contract Owner’s identity as described in Schedule C, and to prevent Market Timing from occurring by or because of Contract Owners. Failure of the Fund to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of the Fund’s rights under this section. Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.

1.14 Liquidity Fees and Redemption Gates.

Nothing in this Agreement shall prevent a money market Portfolio from suspending the right of redemption or postponing the date of payment or satisfaction upon redemption in accordance with the provisions of the 1940 Act and the rules thereunder. Notwithstanding the previous sentence, a money market Portfolio will not implement a temporary suspension of redemptions under Rule 2a-7 under the 1940 Act unless such Portfolio’s Prospectus permits it to do so.

With respect to a money market Portfolio, the Company agrees to promptly take such actions reasonably requested by the Portfolio, to assist the Portfolio in imposing, lifting, or modifying a liquidity fee on redemptions (“liquidity fee”) or a temporary suspension of redemptions (a “redemption gate”).

If a money market Portfolio implements a liquidity fee, the Company authorizes the Portfolio to calculate the liquidity fees owed to the Portfolio as a result of redemptions submitted through the Company (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments that the Portfolio owes to the Company in its sole discretion. The Company acknowledges and agrees that at any time a Portfolio implements a liquidity fee, redemption orders shall be transmitted to such Portfolio or its designee on behalf of the Accounts on a “gross” basis, i.e. purchases and redemptions will be transmitted separately and not combined into one aggregate net trade (for avoidance of doubt, the Company shall utilize an “f” code if it submits the orders via the NSCC Systems).

1.15      (a)      In the event any overpayment or payment not intended for the recipient (an “incorrect payment”) is made to the Account by Fund Parties due to an error in net asset value calculation, if requested by Fund Parties and pursuant to a plan for collection that is agreed to by Fund Parties and the Company (both parties being under the obligation not to unreasonably withhold its agreement), the Company shall use commercially reasonable efforts to collect any overpayments or incorrect payments made by the Company to a Contract Owner. Upon receipt of such overpayment or incorrect payment, the Company shall promptly repay such amount to the Fund or its designee. In addition to the reimbursement for reprocessing costs under Section 1.9 as a result of the error in calculating the net asset value, the Fund Parties shall reimburse the Company for its cost of collection as agreed to in the plan for collection. In the event any overpayment or incorrect payment is made to the Account by Fund Parties due to any reason other than an error in net asset value calculation, the Company shall promptly repay such amount to the Fund or its designee after the Company receives notice of such payment.

(b)      In the event any overpayment or incorrect payment is made to the Fund by the Company, the Fund or its designee shall promptly repay such amount to the Account after the Fund or its designee receives notice of such payment.

1.16                The Company shall be responsible for properly signing up to receive electronic transmissions (“Back-Office Communications”) from Fund Parties and for ensuring that its contact information is up to date.

1.17                The Company will not transmit orders for purchases of Shares for an Account unless it has first provided the Fund with evidence satisfactory to the Fund regarding tax withholding in the United States in connection with the Account. The Company agrees to provide or cause to be provided all necessary information for BRIL and the Fund to comply properly with all federal, state and local tax reporting and backup withholding requirements in connection with the Accounts.

ARTICLE 2

Obligations of the Parties

2.1      The Fund shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), Prospectuses of the Fund required to be so filed. The Fund shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

2.2      At least annually, the Underwriter or its designee shall provide the Company with a PDF of the current prospectus of the applicable Portfolio(s) suitable for duplication by the Company for distribution to owners of Contracts whose cash values are invested, through the Accounts, in Shares of such Portfolio(s) (referred to in this Article 2 as “Existing Contract Owners”) and to prospective purchasers of Contracts including owners of Contracts whose cash values are not funded by Shares of the Portfolio(s) (collectively, “Prospective Purchasers”). The Underwriter or its designee will pay the Company’s usual, customary and reasonable costs for printing and distributing prospectuses for Existing Contract Owners. The Company will bear the costs of printing and distributing prospectuses for Prospective Purchasers. The Underwriter or its designee shall provide the Company free of charge with copies (or a PDF if requested by the Company) of any supplement to the current prospectus of the relevant Portfolio(s) for distribution to Existing Contract Owners, where applicable. The Underwriter or its designee will pay the Company’s usual, customary and reasonable costs for printing and distributing supplements for Existing Contract Owners. The Company will bear the costs of printing and distributing supplements for Prospective Purchasers.

If any of these documents are printed in combination with such documents of other fund families (a “Combined Prospectus/Supplement”), the Underwriter or its designee will pay a pro rata portion of the printing and distribution costs based on the number of pages in the Combined Prospectus/Supplement that is attributable to the Portfolio(s)’ prospectus(es) or supplement(s); provided, however, that the Underwriter or its designee will only pay the costs described above with respect to Existing Contract Owners and will not pay any costs in connection with printing or distributing such materials to Prospective Purchasers.

The Company may use such PDF described above to assist with the updating of any of its Contract prospectuses or related materials in order to have the prospectuses of the Portfolios conform to the Company’s Contract prospectuses or related materials, with the costs of such updating, including printing, to be borne by the Company.

For purposes of this Section 2.2 only, references to a Portfolio’s “prospectus” shall exclude the related statement of additional information.

2.3      The Underwriter or its designee, at its expense, shall provide a master PDF of the statement of additional information for the Portfolios to the Company (suitable for duplication by the Company at the Company’s expense) for distribution at the Company’s expense to any Existing Contract Owner or Prospective Purchaser.

2.4      The Underwriter or its designee shall provide the Company free of charge copies (or a PDF if requested by the Company), if and to the extent applicable to the Shares, of the Fund’s reports to shareholders and other communications to shareholders not described above in this Article 2 (collectively, “Reports”) in such quantity as the Company or its designee shall reasonably request for distribution to Existing Contract Owners. The Underwriter or its designee will pay the Company’s usual, customary and reasonable costs of printing and distributing Reports for Existing Contract Owners.

If a Report is printed in combination with such documents of other fund families (a “Combined Report”), the Underwriter or its designee will pay a pro rata portion of the printing and distribution costs based on the number of pages of the Combined Report that is attributable to the Fund’s Report, provided, however, that the Underwriter or its designee will only pay the costs described above with respect to Existing Contract Owners and will not pay any costs in connection with printing or distributing such materials to Prospective Purchasers.

2.5      The Company will provide the Underwriter or its designee with invoices and supporting documentation which is sufficient in the reasonable opinion of the Underwriter or its designee to enable the Underwriter or its designee to verify the printing and distribution costs for which the Company requests reimbursement in respect of Existing Contract Owners. The Company agrees to use reasonable efforts to minimize any printing and distribution costs. If the Company prints such documents, Company agrees that any printer it selects shall be a reputable printer within the industry.

2.6      Upon the request of the Fund or its designee, the Company shall furnish, or cause to be furnished, to the Fund or its designee, a copy of language that would be used in any prospectus or statement of additional information for the Contracts in which the name, logos, trademarks or service marks (whether registered or unregistered) of the Fund, any Portfolio, BRIL, BAL or any of their respective affiliates (the “Marks”) are used at least five (5) Business Days prior to the filing of such document with the SEC. Other than with respect to the Contract prospectuses and statements of additional information, the Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which any of the Marks are used (such materials together with Contract prospectuses and statements of additional information, “Company Materials”), at least ten (10) Business Days prior to its use. No Company Materials shall be used if any of the Fund Parties reasonably objects to such use within five (5) Business Days after receipt of such material. Notwithstanding the foregoing, the Company need not furnish, or cause to be furnished, to the Fund or its designee (i) materials for internal use only by the Company in connection with performing its obligations under this Agreement or any Related Agreement (as hereinafter defined) or which include the names of the Fund or the Portfolios solely in a list of mutual funds available through the Company or (ii) revisions to Company Materials previously approved by the Fund or its designee (“Updated Company Materials”) unless the Company Materials on which they are based have been materially changed.    The Fund or its designee also reserves the right to review Company Materials and Updated Company Materials at any time upon request made by the Fund or its designee to the Company. The Fund or its designee may reasonably object to the continued use of any Company Materials or Updated Company Materials if the use of the Marks or any information regarding Fund Parties or any of their affiliates therein is inaccurate or misleading or the Fund or its designee has another reasonable basis for determining that such use should not continue. No Company Materials or Updated Company Materials shall be used within a reasonable time after the Fund or its designee so objects.

2.7      At the reasonable request of the Fund or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to the Fund or its designee one copy of the following reports:

(a)      the Company’s annual financial statements (prepared under generally accepted accounting principles (“GAAP”)), if any;

(b)      any financial statement or proxy statement of the Company sent to Contract Owners invested in Portfolio Shares; and

(c)      any registration statement (without exhibits) and annual and quarterly NAIC statutory financial reports of the Company filed with any state insurance regulator.

2.8      Notwithstanding anything to the contrary in this Agreement, the Company shall not give any information or make any representations or statements on behalf of the Fund or Underwriter or concerning the Fund, the Underwriter or BAL in connection with the Contracts other than information or representations contained in and accurately derived from the registration statement or Prospectus for the Shares (as such registration statement and Prospectus may be amended or supplemented from time to time), reports of the Fund, Fund- sponsored proxy statements, or in sales literature or other promotional material approved by the Fund or Underwriter, except with the written permission of the Fund or Underwriter. The Fund and BRIL or its designee shall respond to any request for permission on a prompt basis. Notwithstanding the foregoing, the Company may use the Fund’s and Portfolio’s names for the limited purpose of including them among a list of fund options available in the Contracts and Accounts as also specified in Section 2.6.

2.9      Fund Parties will furnish, or will cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company or the Account is named, at least ten (10) Business Days prior to its use. No such material will be used if the Company or its designee reasonably objects to such use within ten (10) Business Days after receipt of such material. Notwithstanding the foregoing, Fund Parties are hereby authorized to use the names of the Company or the Accounts for internal use and may use the name of the Company in list(s) of service organizations performing services for Fund Parties in the Fund’s regulatory filings (including its Prospectus) as required by Applicable Law without any further permission. Neither the Fund nor BAL shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statements or Contract prospectuses (as such registration statements or Contract prospectuses may by amended or supplemented from time to time), except with the written permission of the Company. The Company shall respond to any such request for permission within ten (10) Business Days after receipt of the request.

2.10      The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states.

2.11      Fund Parties will provide the Company with notice of any material change to the Fund’s registration statement in the same manner and timeframe as they provide notice to other Participating Insurance Companies which sign up for Back-Office Communications. Fund Parties will provide the Company with notice of any proxy solicitation for any Portfolio in a mutually agreed-upon manner. The Company shall amend the registration statement of the Contracts under the 1933 Act and the registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by all applicable laws and rules and regulations of applicable regulatory authorities (“Applicable Law”). The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states.

2.12      The Underwriter or its designee will provide the Company with copies of its proxy materials applicable to the Fund. The Underwriter or its designee shall bear the reasonable costs of soliciting Fund proxies from the Existing Contract Owners, including the reasonable costs of mailing proxy materials and tabulating proxy voting instructions, including reasonable costs charged by any service provider engaged by the Company for this purpose. The Company will (i) distribute proxy materials applicable to the Fund to Existing Contract Owners and (ii) solicit voting instructions from Existing Contract Owners. Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for Contract Owners: (a) the Company will provide pass-through voting privileges to Existing Contract Owners and vote the Shares of the Fund in accordance with instructions received from the Existing Contract Owners; (b) the Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund; (c) with respect to each Account, the Company will vote Shares of the Fund held by the Account and for which no timely voting instructions from Existing Contract Owners are received, as well as Shares held by the Account that are owned by the Company for its general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Existing Contract Owners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund Shares held by Existing Contract Owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

2.13      (a) The Company will furnish the Fund or its designee (including, without limitation, any auditors designated by the Fund) with such information in connection with this Agreement and/or any agreement for the provision of administrative services or distribution-related services by the Company for the Fund in connection with variable products, which is currently the Administrative Services Agreement dated October 22, 2018 between the Company and BAL (the “Related Agreements”) as it may reasonably request (including, without limitation, periodic certifications confirming the Company’s provision of services for the Fund) and will cooperate with the Fund or its designee in connection with the preparation of reports to the Board of Directors of the Fund (the “Directors”) concerning this Agreement and/or any Related Agreement and the monies paid or payable pursuant to this Agreement or any Related Agreement, as well as any other reports or filings that may be required by law.

(b)      The Company and its employees will, upon reasonable request, be available during normal business hours to consult with the Fund or its designee concerning this Agreement and/or any Related Agreement.

(c)      Each party will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the performance of its obligations under this Agreement and any Related Agreement. Upon the reasonable request of another party, a party will provide copies of such records. Without limiting the generality of the foregoing, the Company shall maintain and preserve all records necessary for it to fulfill its obligations under this Agreement or which would enable Fund Parties to substantiate the services provided by the Company, the fees charged by the Company, compliance with the terms of the Agreement, and the internal controls over services provided by the Company as well as written communications regarding the Fund to or from the Existing Contract Owners and any other records reasonably required by the Fund or its designee. Upon reasonable request, the Company agrees to make these records available to the Fund or its designee.

(d)      From time-to-time, the Fund or its designee may submit a due diligence questionnaire to the Company, and the Company shall complete and return such due diligence questionnaire within a reasonable timeframe.

(e)      Nothing in this Agreement will impose upon the Fund or its designee the obligation to review the Company’s practices, procedures or controls.

2.14      (a) The Company represents and warrants that, to the best of its knowledge, the various procedures and systems which the Company has implemented with regard to safeguarding the records and other data from loss or damage attributable to fire, theft or any other cause and its records, data, equipment, facilities and other property used in the performance of the Company’s obligations hereunder or under the Related Agreements are adequate, and the Company will make such changes therein from time to time as in its reasonable judgment are required for the secure performance of the Company’s obligations hereunder. The Company shall review such systems and procedures on a periodic basis, and Fund Parties may from time to time specify the types of records to be safeguarded by the Company in accordance with this Section 2.13, provided that such request is not unreasonable.

(b) The Company shall maintain a commercially reasonable disaster recovery plan that meets commercially reasonable standards for systems backup and will provide a copy of its then-current plan to BRIL or its designee upon its request.

ARTICLE 3

Representations; Warranties; Covenants

3.1      The Company represents and warrants that it is and will remain an insurance company duly organized and in good standing under the laws of the State of Illinois, with full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, and each Account has been established as a separate account under such law, and the Accounts shall comply in all material respects with Applicable Law.

3.2      The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts. The Company further represents and warrants that the Contracts will be registered under the 1933 Act prior to any issuance or sale of the Contracts, and the Contracts will be issued in compliance in all material respects with Applicable Law.

3.3      The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), provided that the Company makes no such representation or warranty regarding any Contract to the extent such representation or warranty is dependent on compliance by any Portfolio with the requirements of Subchapter M or Section 817(h) of the Code, the regulations thereunder, or any successor provision. The Company shall make every effort to maintain such treatment and shall notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

3.4      The Company represents and warrants that it will have the full right, power and authority to effect transactions on behalf of the Accounts and that all orders submitted by it to the Fund on behalf of the Accounts will be made to cover instructions already received from the Contract Owners to fund the Contracts.

3.5      (a)    As long as Shares of the Fund are held on behalf of Contract Owners, the Company shall comply with Applicable Law. The Company shall have policies and procedures in place which the Company reasonably believes to be appropriate and sufficient with regard to the handling of orders on a timely basis and which the Company believes provide adequate controls and procedures to ensure ongoing compliance with all the requirements of this Section 3.5 as applicable and effective. Subject to legal restrictions, the Company will, as specified in Fund Parties’ request, promptly provide to Fund Parties evidence of those policies and procedures and the Company’s compliance therewith. The Company will, upon request, annually certify to compliance with Applicable Law. The Company acknowledges and agrees that Fund Parties are not responsible for the Company’s compliance with Applicable Law nor do they have any responsibility for determining whether the Fund Shares are suitable for the Accounts or Contract Owners.

(b)      Without limiting the generality of Section 3.5(a) above, as long as Shares of the Fund are held on behalf of Contract Owners, the Company has adopted, implemented and shall maintain a reasonable risk-based program to comply with economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), the European Union, the United Nations and other applicable jurisdictions (“Sanctions Laws”). The Company shall maintain policies, procedures and controls that are reasonably designed to ensure compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and that it, the Accounts, the Contract Owners and, to the extent required by law, its and their owners and controllers (i) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”) and (ii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Account and Contract Owner funds shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Company will promptly inform BRIL in writing if with respect to the transactions in the shares or the Company’s services, the Company becomes aware of any violations of Sanctions Laws by itself or any of the Accounts or Contract Owners or to the extent required by Applicable Law, any of their owners or controllers or if it or any of the Accounts or Contract Owners or any of their owners or controllers are the target of embargo or identified on any Sanctions Lists or if the Company is otherwise unable to comply with its obligations under this Section 3.5(b).

(c)      Without limiting the generality of Section 3.5(a) above, as long as Shares of the Fund are held on behalf of Contract Owners, the Company has adopted, implemented and shall maintain an anti-money laundering program in place to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and SEC and FINRA rules and regulations and/or any other global laws, rules and regulations, where applicable (“AML Laws”). The Company shall maintain written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks as well as a written customer identification program to ensure compliance with AML Laws. The written customer identification program shall require the identification and verification of the identities of the Company’s customers and, if required by AML Laws, the underlying beneficial owner(s). In addition, the Company shall have a designated anti-money laundering compliance officer, and the Company shall provide anti-money laundering training to its staff on an annual basis. Finally, the Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. The Company will promptly inform BRIL in writing, to the extent not prohibited by Applicable Law, if the Company becomes aware of any violations of AML Laws by it or any Account or Contract Owner with respect to the Company’s services or transactions in Shares or if the Company is otherwise unable to comply with its obligations under this Section 3.5(c).

(d)      As long as Shares of the Fund are held on behalf of Contract Owners, the Company shall provide BRIL with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Fund Parties to fulfill their obligations under Sanctions Laws and AML Laws (including maintaining records for at least five years). Without limiting the generality of the foregoing, and subject to legal restrictions, the Company will, upon request, promptly provide to Fund Parties evidence of (i) its policies and procedures that are designed to comply with AML Laws and Sanctions Laws and (ii) the Company’s compliance therewith.

(e)      As long as Shares of the Fund are held on behalf of Contract Owners, the Company represents and warrants that neither it nor any of its principals have been previously indicted with respect to or convicted of any criminal charges, including money laundering, and neither it nor any of its principals is the subject of any criminal action of any nature or of any regulatory or self-regulatory action relating to money laundering.

(f)      As long as Shares of the Fund are held on behalf of Contract Owners, the Company represents and warrants that it is aware of Sanctions Laws, and it has not violated and shall not violate any Sanctions Laws.

3.6      As long as Shares of the Fund are held on behalf of Contract Owners, the Company agrees to notify BRIL immediately in the event of any pending or threatened action or proceeding by any regulatory authority relating to the Fund or transactions in shares of the Fund through the Contracts or the Accounts. The Company agrees to promptly advise BRIL if it receives notice of any of the following: (1) any investor complaint, litigation initiated or threatened, or communication by a regulatory authority which relates to the Fund or to a transaction in shares by it or (2) any examination by any regulatory authority that may or has resulted in a material compliance deficiency and relates to the Fund or to a transaction in shares of the Fund, and the Company agrees to promptly provide BRIL with such information and documentation thereon as BRIL may reasonably request.

3.7      The Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions under state insurance law applicable to any Portfolio, and that the Fund shall bear no responsibility to the Company for any such determination or the correctness of such determination. The Company has determined that the investment restrictions set forth in the current Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts’ investment therein. The Company shall inform the Fund of any additional investment restrictions imposed by state insurance law after the date of this Agreement that may become applicable to the Fund or any Portfolio from time to time as a result of the Accounts’ investment therein. Upon receipt of any such information from the Company, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the Company, the Fund shall so inform the Company, and the Fund and the Company shall discuss alternative accommodations in the circumstances.

3.8      The Company represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use its best efforts to continue to meet such definitional requirements, and it will notify the Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

3.9      As long as Shares of the Fund are held on behalf of Contract Owners, the Company shall maintain insurance coverage with limits that the Company reasonably believes are sufficient to insure against all reasonably foreseeable liabilities that may arise in connection with the performance of its duties and other obligations hereunder, and it shall provide Fund Parties with information with respect to the extent of such coverage upon request. The Fund and BRIL represent and warrant that all of the Fund’s directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time, and it shall provide the Company with information with respect to the extent of such coverage upon request. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

3.10      As long as Shares of the Fund are held on behalf of Contract Owners, the Company represents and warrants that with respect to the purchase, redemption or exchange of shares for Contract Owners’ accounts with respect to which the Company is a fiduciary under State or federal trust law or comparable fiduciary requirements, or, in the case of any such accounts which are subject to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or Section 4975 of the Code and the Company is a fiduciary or party in interest with respect thereto, the purchase, redemption or exchange of such Shares, and the Company’s receipt of any fees, is permissible under all such applicable laws, including ERISA, and complies with any restrictions, limitations or procedures under such laws.

3.11      As long as Shares of the Fund are held on behalf of Contract Owners, the Company will promptly notify Fund Parties if for any reason it is unable to perform fully and promptly any of its material obligations under this Agreement or any of the Related Agreements or if any of its representations, warranties or covenants become untrue; provided, however, that such notice shall not excuse any non-performance by it. As long as Shares of the Fund are held on behalf of Contract Owners, BRIL will respond to the Company’s inquiries from time to time regarding whether Fund Parties are unable to perform any of their material obligations under this Agreement or if they have breached any of their material representations, warranties or covenants.

3.12      The Fund represents and warrants that the Fund is and will remain duly organized and validly existing under the laws of the State of Maryland, and that the Fund does and will comply in all material respects with applicable provisions of the 1940 Act and any applicable regulations thereunder. The Fund represents and warrants that the Fund’s operations, and that of each Portfolio, does and will comply with applicable federal and state law.

3.13      The Fund represents and warrants that the Fund Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance in accordance with Applicable Law, and the Fund is and shall remain registered under the 1940 Act. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. If the Fund determines that notice filings are appropriate, the Fund shall use its best efforts to make such notice filings in accordance with the laws of such jurisdictions reasonably requested by the Company.

3.14      The Fund has adopted a Distribution Plan (the “Plan”) with regard to the Class II and Class III shares of each Portfolio, pursuant to Rule 12b-1 under the 1940 Act. The Plan permits the Underwriter to pay to each Participating Insurance Company that enters into an agreement with the Underwriter to provide distribution-related services to contract owners, a fee, at the end of each month, of equal to 0.15% of the average daily net asset value of the Class II shares and equal to 0.25% of the average daily net asset value of Class III shares of each Portfolio held by such Participating Insurance Company. The Company agrees to waive the payment of any such distribution fee unless and until Underwriter has received such fees from the Fund.

3.15      The Fund represents and warrants that it will comply and maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Treasury Regulation 1.817-5 thereunder. The Fund will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply with the diversification requirements or that a Portfolio might not so comply in the future. In the event of a breach of this Section 3.15 by the Fund, it will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5. BAL agrees to provide the Company with a certificate or statement indicating compliance by each Portfolio of the Fund with Section 817(h) of the Code, such certificate or statement to be sent to the Company no later than thirty (30) days following the request from the Company for such a certificate after the end of a calendar quarter.

3.16      The Fund represents and warrants that each Portfolio is currently qualified as a regulated investment company (“RIC”) under Subchapter M of the Code, and represents that it will maintain such qualification of each Portfolio as a RIC (under Subchapter M or any successor or similar provision) and that no other Participating Insurance Company will purchase shares in any Portfolio for any purpose or under any circumstances that would preclude the Company from “looking through” to the investments of each Portfolio in which it invests, pursuant to the “look through” rules found in Treasury Regulation 1.817-5. The Fund will notify the Company immediately in writing upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

3.17      Each party represents and warrants to the other parties that the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement.

3.18    Each party represents and warrants that the execution, performance and delivery of this Agreement by it will not result in it violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations.

3.19      Each party covenants that this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law.

3.20      Nothing contained in this Agreement is intended to operate as, and the provisions of this Agreement shall not in any way whatsoever constitute, a waiver by the Company or Fund Parties of compliance with any applicable provision of the 1933 Act or of the rules and regulations of the SEC issued thereunder.

ARTICLE 4

Potential Conflicts

4.1      The parties acknowledge that the Fund’s Shares may be made available for investment to other Participating Insurance Companies. In such event, the Directors of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company in writing if they determine that an irreconcilable material conflict exists and the implications thereof.

4.2      The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Mixed and Shared Funding Order by providing the Directors with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract Owner voting instructions.

4.3      If it is determined by a majority of the Directors, or a majority of the Directors who are not affiliated with BAL or the Underwriter (the “Disinterested Directors”), that a material irreconcilable conflict exists that affects the interests of Contract Owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract Owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

4.4      If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract Owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Any such withdrawal and termination must take place within 30 days after the Fund gives written notice that this provision is being implemented, subject to Applicable Law but in any event consistent with the terms of the Mixed and Shared Funding Order. Until the end of such 30 day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of Shares.

4.5      If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within 30 days after the Fund informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Until the end of such 30 day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of Shares.

4.6      For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the Disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract Owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within 30 days after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Directors.

4.7      Upon request, the Company shall submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Mixed and Shared Funding Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

4.8      If and to the extent that (a) Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Mixed and Shared Funding Order) on terms and conditions materially different from those contained in the application for the Mixed and Shared Funding Order, or (b) the Mixed and Shared Funding Order is granted on terms and conditions that differ from those set forth in this Article 4, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary (a) to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Article 4 to the terms and conditions contained in the Mixed and Shared Funding Order, as the case may be.

ARTICLE 5

Indemnification

5.1      Indemnification by the Company.

5.1(a). The Company agrees to indemnify and hold harmless the Fund Parties, their affiliates, and each of their respective Directors, officers, employees and agents and each person, if any, who controls a Fund Party within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Section 5.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) in each case arising out of any third party claims (collectively, “FP Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, to the extent such FP Losses:

(i)      arise out of or are based upon any untrue statements of any material fact contained in the registration statement, prospectus(es) or statements of additional information for the Contracts or in the Contracts themselves or in sales literature or other promotional material generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund or Underwriter for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

(ii)      arise out of or result from statements or representations by or on behalf of the Company (other than statements or representations contained in and accurately derived from Fund Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Shares; or

(iii)      arise out of or result from any untrue statement of a material fact contained in Fund Documents as defined in Section 5.2(a) or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund or Underwriter by or on behalf of the Company; or

(iv)      arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Company; or

(v)      arise out of or result from any bad faith, negligence or willful misconduct by the Company in the performance of the Company’s services or other obligations under this Agreement or any Related Agreement; or

(vi)      arise out of any violation of Applicable Law in any material respect by the Company in connection with the performance of its obligations under this Agreement or any Related Agreement

This indemnity provision is in addition to any other liability that the Company may otherwise have to the Indemnified Parties.

5.2      Indemnification by the Underwriter and the Fund.

5.2 (a). The Underwriter and the Fund agree severally to indemnify and hold harmless the Company, its affiliates, and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund Parties) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) in each case arising out of any third party claims (collectively, “SF Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, to the extent such SF Losses:

(i)      arise out of or are based upon any untrue statements of any material fact contained in the registration statement or Prospectus for the Fund or in sales literature or other promotional material of the Fund generated or approved by the Fund, each for public distribution (or any amendment or supplement thereto) (collectively, “Fund Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission, was made in reliance upon and was accurately derived from written information furnished to the Fund Parties by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

(ii)      arise out of or result from statements or representations by or on behalf of a Fund Party (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of a Fund Party or persons under its respective control, with respect to the sale or acquisition of the Contracts or Shares; or

(iii)      arise out of or result from any untrue statement of a material fact contained in Company Documents or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund Parties; or

(iv)      arise out of or result from any material breach of any representation and/or warranty made by the Underwriter or the Fund in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Underwriter or the Fund; or

(v)      arise out of or result from any bad faith, negligence or willful misconduct by a Fund Party in the performance of its obligations under this Agreement or any Related Agreement; or

(vi)      arise out of any violation of Applicable Law in any material respect by a Fund Party in connection with the performance of its obligations under this Agreement or any Related Agreement.

This indemnity provision is in addition to any other liability that the Underwriter and the Fund may otherwise have to the Indemnified Parties.

5.3      [Intentionally omitted.]

5.4      Neither the Company, the Underwriter nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other parties in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

5.5      In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in such action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

5.6      Except with the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, the indemnified party shall not settle any claim or make any compromise in any proceeding. In addition, the indemnifying party shall not, without the prior written consent of the Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise the liability of the Indemnified Parties.

ARTICLE 6

Confidentiality

6.1    “Confidential Information” is defined as: information, including a formula, pattern, compilation, program, device, method or process that derives independent economic value (actual or potential) from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality. Except as expressly permitted by this Agreement, each party hereto will: (i) keep and maintain all Confidential Information of the other party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and (ii) not, directly or indirectly, disclose any Confidential Information of the other party to any third party, except with the other party’s prior written consent.

6.2      Prior to disclosure of any of its Confidential Information to the other party, a party shall comply with all legal, regulatory or other notice and/or consent requirements permitting the disclosure of Confidential Information by it to the other party and the processing/use of such Confidential Information by the other party and its Recipients (as defined below) in accordance with this Agreement.

6.3      Each party will be permitted to use, reproduce and create derivative works of the other party’s Confidential Information and disclose such Confidential Information (and any derivative works thereof) to its employees, legal counsel, auditors, affiliates, agents, vendors and other third parties (collectively, “Recipients”) having a need to know such information in connection with or related to this Agreement or otherwise in support of such party’s use of such Confidential Information in connection with this Agreement. Any party may disclose the other’s Confidential Information to the extent required to comply with law, regulatory request or a court order; provided, however, that each party must (where legally permitted to do so) promptly notify the other party of receipt of a request for Confidential Information made pursuant to law, regulatory request or court order, give the other party a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other party in any efforts it makes to prevent the disclosure of the Confidential Information.

6.4      Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other party, (ii) is rightfully in the possession of the other party before disclosure by the first party, (iii) is independently developed by the other party without reliance on the Confidential Information, or (iv) is received by the other party in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. Each party acknowledges that the disclosure of the other’s Confidential Information may cause irreparable injury to the other party and damages which may be difficult to ascertain. Therefore, each party will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement. Each party hereto shall notify the other party promptly (unless not legally permitted to do so) upon discovery of unauthorized use or disclosure of Confidential Information, and reasonably cooperate with the owner of the Confidential Information to help the owner of the Confidential Information regain possession of the Confidential Information and prevent its further unauthorized use and disclosure.

6.5      For purposes of this Article 6, Fund Parties shall be considered to be a “party,” and the Company shall be considered a “party”.

6.6      Each party has adopted policies and practices in compliance with Applicable Law regarding privacy of customer information, including, if applicable, the protection of non-public personal information pursuant to the Gramm-Leach-Bliley Act of 1999, SEC

Regulation S-P, appropriate banking regulations and/or the Massachusetts Standards for the Protection of Personal Information. These policies and practices are designed to comply with applicable data security regulations in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

6.7      Each Party may disclose the terms of this Agreement to a governmental body or self-regulatory organization upon its request or on a “need to know” basis.

ARTICLE 7

Termination

7.1        This Agreement shall continue in full force and effect until the first to occur of:

(a)      termination by any party hereto for any reason (i) upon seventy five (75) days’ advance written notice to the other parties or (ii) upon such shorter notice as is required by Applicable Law, order, or instruction by a court of competent jurisdiction or a regulatory authority or self-regulatory organization with jurisdiction over any party; or

(b)      termination immediately upon written notice to the other parties at the option of either the Underwriter or the Fund upon institution of formal proceedings against the Company by FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding the Company’s duties under this Agreement or any Related Agreement or related to the sale of the Contracts, the operation of the Account(s), the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome which would, in the Fund’s or the Underwriter’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder; or

(c)      termination by the Company immediately upon written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund, BAL, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(d)      termination immediately upon written notice to the other parties by the Fund or the Underwriter, at either’s option, if either the Fund or the Underwriter shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suffered a material adverse change in its business or financial condition, (2) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Fund or the Underwriter, (3) the Company shall have breached any obligation under this Agreement or any Related Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice in writing from the Fund or Underwriter of such breach; (4) the Company shall have violated Applicable Law in a material respect, including without limitation, any AML Laws or Sanctions Laws, or is unable to comply with the compliance obligations set forth in this Agreement regarding anti-money laundering or sanctions or (5) the Company has engaged in Market Timing; or

(e)      termination by the Fund or the Underwriter, immediately upon written notice to the Company, if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund or Underwriter reasonably believes that the Contracts may fail to so qualify or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any Applicable Law; or

(f)      termination of a particular Portfolio, at the option of the Company or the Fund immediately upon written notice to the other upon receipt of any necessary regulatory approvals and/or the vote of the Contract Owners having an interest in the Account (or any sub-account) to substitute the shares of another investment company for the corresponding Portfolio’s shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying portfolio. The Company will give sixty (60) days’ prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund’s shares or of the filing of any required regulatory approval(s); or

(g)      termination by the Company immediately upon written notice to the other parties, if (A) the Internal Revenue Service determines that any Portfolio fails to qualify as a RIC under the Code or fails to comply with the diversification requirements of Section 817(h) of the Code and the Fund, upon written request fails to provide reasonable assurance that it will take action to cure such failure, (B) the Company shall determine, in its sole judgment exercised in good faith, that either (1) the Fund or the Underwriter shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company, or (2) the Fund or Underwriter shall have breached any obligation under this Agreement or any Related Agreement in a material respect and such breach continued unremedied for thirty (30) days after receipt of notice in writing to the Fund or the Underwriter from the Company of such breach, or (C) the Portfolio’s shares are not registered, issued, or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company.

7.2        This Agreement also may be terminated by any party immediately upon written notice to the other parties if (A) another party attempts to assign this Agreement in contravention of the terms hereof, (B) another party files a petition for bankruptcy, a trustee or receiver is appointed for any party or its assets under federal bankruptcy laws, or an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against any party, or (C) with respect to a particular Portfolio, Shares of the Portfolio are not registered, issued or sold in conformity with federal or State law or such law precludes the use of Shares of the Portfolio as an underlying investment medium for the Accounts.

7.3      Notwithstanding any termination of this Agreement, unless the Agreement is terminated by the Fund or the Underwriter pursuant to Section 7.1(a)(ii), 7.1(b), 7.1(d), 7.1(e) or 7.2, Fund Parties shall at the option of the Company, continue to make available additional Shares of the Portfolios of the Fund pursuant to the terms and conditions of this Agreement, for all existing Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if additional Shares of the Portfolios of the Fund are made available as specified above, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. In the event this Agreement is continued pursuant to this Section 7.3, the provisions of this Agreement shall remain in effect with respect to transactions in Shares by such Existing Contracts except for Section 7.1(a)(i), and thereafter either the Fund, Underwriter or the Company may terminate the Agreement as so continued pursuant to this Section 7.3 upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months and may be the notice period specified in Section 7.1 (a) (ii), 7.1(b), 7.1(d), 7.1(e) or 7.2, as applicable, if the Fund or the Underwriter would have been entitled to terminate the Agreement (if it had been in effect) pursuant to any such provision.

7.4      The provisions of Section 2.13 and this Section 7.4, Articles 5 (Indemnification), 6 (Confidentiality), 8 (Notices) and 9 (Miscellaneous) and Section 10 of Schedule C shall survive the termination of this Agreement; Section 7.3 shall survive the termination of the Agreement if the Fund and the Underwriter continue to make available additional Shares of the Portfolios as specified therein; the provisions of Articles 1 (Sale of Fund Shares) (to the extent that they apply to redemptions or exchanges), 2 (Obligations of the Parties), and 4 (Potential Conflicts) shall survive the termination of this Agreement as long as Shares of the Fund are held on behalf of Contract Owners; and the provisions of Article 3 (Representations; Warranties and Covenants) that by their terms continue as long as Shares of the Fund are held on behalf of Contract Owners shall survive for that period.

ARTICLE 8

Notices

Unless otherwise specified in this Agreement, all notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article 8).

To the Fund: c/o BlackRock Advisors, LLC Attn: Ariana Brown Global Client Services- Onboarding-Contracting 55 East 52nd Street New York, NY 10055	With a copy to: BlackRock, Inc. Attn: General Counsel 55 East 52nd Street New York, NY 10055

To BRIL: BlackRock Investments, LLC Attn: Salim Ramji Senior Managing Director, US Wealth Advisory 55 East 52nd Street New York, NY 10055	With a copy to: BlackRock Investments, LLC Attn: Chief Compliance Officer 55 East 52nd Street New York, NY 10055

To the Company: State Farm Life Insurance Company Attn: Lisa Stewart Investment Planning Services One State Farm Plaza, B-1 Bloomington, IL 617110	With a copy to: State Farm Life Insurance Company Attn: Director-Ad Services Purchasing One State Farm Plaza, A-1 Bloomington, IL 61710 and home.purch-vendor- notices.013h33@statefarm.com

Notwithstanding the foregoing, (i) notices which are customarily sent via NSCC Systems may be sent by those means and shall be effective as specified in the NSCC rules, or if not specified therein, when sent, and (ii) notices which are traditionally sent by Back-Office Communications may be sent in that manner and shall be effective when sent.

ARTICLE 9

Miscellaneous

9.1      The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

9.2      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

9.3      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect insofar as the foregoing can be accomplished without materially affecting the benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.4      This Agreement, including the attached schedules, shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of New York, and shall, to the extent applicable, be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

9.5      The parties to this Agreement acknowledge and agree that the Fund is a Maryland corporation, and that all liabilities of the Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the relevant Portfolio(s) of the Fund and that no Director, officer, agent, or holder of Shares of the Fund shall be personally liable for any such liabilities.

9.6      Each party shall reasonably cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

9.7      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under Applicable Law.

9.8      The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

9.9      This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties. Any attempted assignment in violation of this Section 9.9 shall be null and void.

9.10      No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

9.11      This Agreement, including all attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous understandings and agreements, both written and oral, express or implied, with respect to such subject matter.

9.12      Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

9.13      If a party utilizes a designee or other agent in connection with this Agreement or any Related Agreement, it shall be liable for the acts/omissions of that person or entity to the same extent as if it itself had acted or failed to act.

9.14      THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.15      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE COMPANY, FUND PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHERS OR TO ANY THIRD PARTY FOR SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, BUSINESS

INTERRUPTION, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY AND LOST PROFITS), WHETHER ARISING OUT OF OR RESULTING FROM BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the Effective Date.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By:

Name:

Title:

Date Executed:

BLACKROCK VARIABLE SERIES FUNDS II, INC.

By:

Name:

Title:

Date Executed:

BLACKROCK INVESTMENTS, LLC

By:

Name:

Title:

Date Executed:

STATE FARM LIFE INSURANCE COMPANY

By:

Name:

Title:

Date Executed:

Schedule A

Separate Accounts of the Company participating in Portfolios of BlackRock Variable Series Funds, Inc. or BlackRock Variable Series Funds II, Inc.

Separate Account Name

State Farm Life Insurance Company Variable Annuity Separate Account

State Farm Life Insurance Company Variable Life Separate Account

Schedule B

Portfolios and Classes of BlackRock Variable Series Funds, Inc. now or in the future offered to Separate Accounts of the Company, including, but not limited to:

Portfolio Name	Class	CUSIP	Ticker
Equity Portfolios
BlackRock Advantage Large Cap Core V.I. Fund	I	09253L611	LGCCI
BlackRock Advantage Large Cap Core V.I. Fund	II	09253L595	LGCII
BlackRock Advantage Large Cap Core V.I. Fund	III	09253L587	LCIII
BlackRock Advantage Large Cap Value V.I. Fund	I	09253L546	LCATT
BlackRock Advantage Large Cap Value V.I. Fund	II	09253L538	LCBTT
BlackRock Advantage Large Cap Value V.I. Fund	III	09253L520	LVIII
BlackRock Advantage U.S. Total Market V.I. Fund	I	09253L470	SMCPI
BlackRock Advantage U.S. Total Market V.I. Fund	II	09253L462	SMCII
BlackRock Advantage U.S. Total Market V.I. Fund	III	09253L454	SCIII
BlackRock Basic Value V.I. Fund	I	09253L405	BAVLI
BlackRock Basic Value V.I. Fund	II	09253L504	BAVII
BlackRock Basic Value V.I. Fund	III	09253L603	BVIII
BlackRock Capital Appreciation V.I. Fund	I	09253L843	FDGRI
BlackRock Capital Appreciation V.I. Fund	III	09253L827	FGIII
BlackRock Equity Dividend V.I. Fund	I	09253L512	UTTLI
BlackRock Equity Dividend V.I. Fund	III	09253L488	UTIII
BlackRock Global Allocation V.I. Fund	I	09253L777	GLALI
BlackRock Global Allocation V.I. Fund	II	09253L769	GLAII
BlackRock Global Allocation V.I. Fund	III	09253L751	GAIII
BlackRock International V.I. Fund	I	09253L645	IVVVI
BlackRock iShares Alternative Strategies V.I. Fund	I	09253L397	BVASX
BlackRock iShares Alternative Strategies V.I. Fund	III	09253L389	BASVX
BlackRock iShares Dynamic Allocation V.I. Fund	I	09253L371	BVDAX
BlackRock iShares Dynamic Allocation V.I. Fund	III	09253L363	BDAVX
BlackRock Large Cap Focus Growth V.I. Fund	I	09253L579	LGGGI
BlackRock Large Cap Focus Growth V.I. Fund	III	09253L553	LGIII
BlackRock Managed Volatility V.I. Fund	I	09253L108	AMBLI
BlackRock Managed Volatility V.I. Fund	III	09253L306	ABIII

Fixed Income Portfolios
BlackRock High Yield V.I. Fund	I	09253L710	HICUI
BlackRock High Yield V.I. Fund	III	09253L686	HCIII
BlackRock Total Return V.I. Fund	I	09253L702	CRBDI
BlackRock Total Return V.I. Fund	III	09253L884	CBIII
BlackRock U.S. Government Bond V.I. Fund	I	09253L744	GVBDI
BlackRock U.S. Government Bond V.I. Fund	III	09253L728	GBIII

Index Portfolios
BlackRock International Index V.I. Fund	I	09253L355	BIIVX
BlackRock S&P 500 Index V.I. Fund	I	09253L678	IDXVI
BlackRock S&P 500 Index V.I. Fund	II	09253L660	IXVII
BlackRock S&P 500 Index V.I. Fund	III	09253L652	IVIII
BlackRock Small Cap Index V.I. Fund	I	09253L348	BSIVX

Money Market Portfolios
BlackRock Government Money Market V.I. Fund*	I	09253L876	DMMKI

*No payments for administrative services will be made on this Portfolio.

Portfolios and Classes of BlackRock Variable Series Funds II, Inc. now or in the future offered to Separate Accounts of the Company, including, but not limited to:

Portfolio Name	Class	CUSIP	Ticker

Fixed Income Portfolios
BlackRock High Yield V.I. Fund	I	09258X107	HICUI
BlackRock High Yield V.I. Fund	III	09258X206	HCIII
BlackRock Total Return V.I. Fund	I	09258X305	CRBDI
BlackRock Total Return V.I. Fund	III	09258X404	CBIII
BlackRock U.S. Government Bond V.I. Fund	I	09258X503	GVBDI
BlackRock U.S. Government Bond V.I. Fund	III	09258X602	GBIII

Schedule C

Shareholder Information Schedule entered into by and between BlackRock Investments, LLC and its successors, assigns and designees (“BRIL”) and the Intermediary.

For Schedule C to the Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

The term “Business Day” shall have the meaning ascribed to it in the Fund Participation Agreement.

The term “Intermediary” shall mean State Farm Life Insurance Company.

The term “Fund” shall mean any open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and for which BRIL acts as distributor, and includes (i) an investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

BRIL and the Intermediary hereby agree as follows:

1 As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide to the Fund or its designee, upon written request of BRIL or the Fund, the Contract Owner number or participant account number associated with the Shareholder, if known (or, if the Contract Owner number or participant account number is not known or does not sufficiently identify the Shareholder in the reasonable opinion of BRIL, a unique identifier, which may be the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), other government issued identifier (“GII”) or another identifier that distinguishes the activity associated with the Shareholder, of any or all Shareholder(s) of the account) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. BRIL and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

3. Form and Timing of Response. (a) Intermediary agrees to provide promptly, but in any event not later than ten (10) Business Days after receipt of a request from the Fund, BRIL or their designee, the requested information specified in Section 1. If requested by the Fund, BRIL or their designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than ten (10) Business Days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund, BRIL or their designee, promptly, but in any event not later than ten (10) Business Days after receipt of a request, shall either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, BRIL or their designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund, BRIL or their designee will be consistent with the NSCC Standardized Data Reporting Format.

4. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from BRIL or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BRIL or the Fund, in their sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing, or that would result in any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

5. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract Owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract Owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

6. Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than ten (10) Business Days after receipt of the instructions by the Intermediary.

7. Confirmation by Intermediary. Intermediary must provide written confirmation to BRIL and the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

8. Limitations on Use of Information. BRIL and the Fund agree not to use the information received pursuant to this Schedule C for any purposes other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

9. Construction of the Schedule; Fund Participation Agreement. This Schedule C supplements the Fund Participation Agreement. To the extent the terms of this Schedule C conflict with the terms of the Fund Participation Agreement, the terms of this Schedule C shall control.

10. Termination. This Schedule C will terminate upon the termination of the Fund Participation Agreement (except for obligations arising from trading activities that occurred prior to such termination and transactions in Shares by Existing Contracts pursuant to Section 7.7 of the Fund Participation Agreement).